Filed with the Securities and Exchange Commission on December 18, 1996


                              Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                ___________________________________



                              FORM S-8



                   REGISTRATION STATEMENT
                           UNDER
                  THE SECURITIES ACT OF 1933




                          Praxair, Inc.

        (Exact name of registrant as specified in its charter)



 Delaware                 		             06-124-9050
(State of incorporation)		   (IRS Employer Identification No.)



                39 Old Ridgebury Road, Danbury, CT 06810-5113
                  (Address of principal executive offices)


                Praxair, Inc. Directors' Fees Deferral Plan
                         (Full title of the plan)


                              David H. Chaifetz
                Vice President, General Counsel and Secretary
                             Praxair, Inc.
                       39 Old Ridgebury Road
                         Danbury, CT 06810-5113
                   (Name and address of agent for service)

                             (203) 837-2000
           (Telephone number, including area code, of agent for service)



CALCULATION OF REGISTRATION FEE


Title of Securities to be registered    Common Stock, $0.01 par value (1)
Amount to be registered                          250,000 Shares
Proposed maximum offering price per share(2)     $46.625
Proposed maximum aggregate offering price(2)     $11,656,250
Amount of registration fee                       $3533.00


(1)	Also includes the Common Stock Purchase Rights associated
    therewith.
(2)	Estimated solely for the purpose of calculating the
    registration fee in accordance with Rule 457(c) and
    (h) under the Securities Act of 1933, as amended.

                 Exhibit Index is located on page 71


                          PART I


       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing information required by the Securities and Exchange Commission as set forth in Part I of Form S-8 will be sent or given to participants in the Praxair, Inc. Director's Fees Deferral Plan (the "Plan") which Plan is listed on the cover of this registration statement (the "Registration Statement"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(PAGE2)

                           PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

  	The following documents have been filed by Praxair, Inc. (the "Registrant") with the Commission and are hereby incorporated by reference in this Registration Statement:

     	(a)	The Registrant's Annual Report on Form 10-K for the year
ended December 31, 1995 which contains audited financial statements for the most recent year for which such statements have been filed.

     	(b)	The description of the Registrant's Common Stock, par value
$0.01 per share, contained in the Registrant's Registration
Statement on Form 10 (File No. 1-11037), filed with the
Commission on March 10, 1992, as amended by Form 8, dated May
22, 1992, Form 8, dated June 9, 1992, and Form 8, dated June 12,
1992.

    	(c)	All documents subsequently filed by the Registrant with the
Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act, prior to the filing of a post- effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration
Statement and to be a part thereof from the date of filing of such documents.

(PAGE3)

ITEM 4.	DESCRIPTION OF SECURITIES

       			Not applicable

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

        		None

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the GCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article VIII of the Restated Certificate of Incorporation of the Registrant eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Registrant to the fullest extent permitted by the GCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

     	The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they may not be indemnified by the Corporation.


ITEM 7.	EXEMPTION FROM REGISTRATION

        	Not applicable

ITEM 8.	EXHIBITS

4.1	Praxair, Inc. Director's Fees Deferral Plan

4.2	Article IV of the Registrant's Restated Certificate of
Incorporation, defining the rights of holders of the capital stock of the Registrant (incorporated herein by reference to Appendix A to the Registrant's Information Statement, filed as
Exhibit 2.01 to the Registrant's Registration Statement on Form 10 (File No. 1-11037), filed with the Commission on March 10, 1992, as amended by Form 8, dated May 22, 1992, Form 8, dated June 9, 1992, and Form 8, dated June 12, 1992).

4.3	Form of Rights Agreement between the Registrant and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.02 to the Registrant's Registration Statement on
Form 10 (File No. 1-11037), filed with the Commission on March
10, 1992, as amended by Form 8, dated May 22, 1992, Form 8, dated June 9, 1992, and Form 8, dated June 12, 1992).

(PAGE4)
23.1	  Consent of Independent Accountants - Price Waterhouse LLP.

23.2	  Consent of Independent Accountants - Arthur Andersen LLP.

24.1	  Powers of Attorney (included on signature page hereof)

ITEM 9.	UNDERTAKINGS

    	The undersigned Registrant hereby undertakes:

       	(1)	To file, during any period in which offers or sales are
being made, a post- effective amendment to this Registration
Statement:

        	(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        	(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration
Fee" table in the effective registration statement; and

      	(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


     	Provided however that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

   	(2)	That, for the purpose of determining any liability under
the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

   	(4)	That, for the purposes of determining any liability under
the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the 1934 Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act), that

(PAGE5)

it is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   	(5)	Insofar as indemnification for liabilities arising under
the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of this Registration Statement, or otherwise, theRegistrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

     	Pursuant to the requirements of the Securities Act of 1933 as amended, Praxair, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form
S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 10th day of December, 1996.


                           						PRAXAIR, INC.


                           						By:       /s/ J. Robert Vipond
                                          	J. Robert Vipond
                                   							Vice President and Controller
                                         (On behalf of the Registrant and
                                         as Principal Accounting Officer)


(PAGE6)

      Each person whose signature appears below appoints each of John
A. Clerico and David H. Chaifetz, his attorney-in-fact and agent, with full power of substitution and resubstitutution, to sign and file with the Securities and Exchange Commission any amendments to the Registration Statement (including post-effective amendments), any registration statement permitted under Rule 462 (b) under the Securities Act of 1933 and any amendments thereto and to file with the Securities and Exchange Commission one or more supplements to any prospectus included in any of the foregoing, and generally to do anything else necessary or proper in connection therewith.


     Pursuant to the requirements of the Securities Act of 1933 as amended, this registration statement has been signed by the following persons in the capacities indicated on December 13, 1996.


/s/ John A. Clerico
John A. Clerico
Vice President,  Chief
Financial Officer and Director
(Principal Financial Officer)

/s/ Alejandro Achaval
Alejandro Achaval
Director

/s/ Ronald L. Kuehn, Jr.
Ronald L. Kuehn, Jr.
Director

/s/ Edgar G. Hotard
Edgar G. Hotard
President and Director

/s/ John J. Creedon
John J. Creedon
Director

/s/ Benjamin F. Payton
Benjamin F. Payton
Director

/s/ H. William Lichtenberger
H. William Lichtenberger
Chairman and Chief
Executive Officer
(Principal Executive Officer)

/s/ C. Fred Fetterolf
C. Fred Fetterolf
Director

/s/ G. Jackson Ratcliffe, Jr.
G. Jackson Ratcliffe, Jr.
Director


Dale F. Frey
Director

/s/ H. Mitchell Watson, Jr.
H. Mitchell Watson, Jr.
Director

/s/ Claire W. Gargalli
Claire W. Gargalli
Director


(PAGE7)
                         EXHIBIT INDEX


EXHIBIT						                                           SEQUENTIAL PAGE NO.



4.1 	Praxair, Inc. Director's Fees Deferral Plan 	                  8

4.2 	Article IV of the Registrant's Restated Certificate of    Incorporated
     Incorporation, defining the rights of holders of          by Reference
     the capital stock of the Registrant
     (incorporated herein by reference to Appendix A to the Registrant's Information Statement, filed as Exhibit 2.01 to the Registrant's
     Registration Statement on Form 10 (File No. 1-11037), filed with the Commission on March 10, 1992, as amended by Form 8, dated May 22,1992, Form 8, dated June 9, 1992, and Form 8, dated June 12, 1992).

4.3  Form of Rights Agreement between the Registrant and         Incorporated
     The Bank of New York, as Rights Agent (incorporated         by Reference
     herein by reference to Exhibit 4.02 to the Registrant's
     Registration Statement on Form 10 (File No. 1-11037), filed with the Commission on March 10, 1992, as amended by Form 8, dated May 22,1992, Form 8, dated June 9, 1992, and Form 8, dated June 12, 1992).

23.1 	Consent of Independent Accountants -  Price Waterhouse LLP      21

23.2 	Consent of Independent Accountants - Arthur Andersen LLP        22

24.1 	Powers of Attorney                                           Included
                                                                    on the
                                                               signature page
                                                                   hereof

(PAGE8)

                               PRAXAIR, INC.
                      DIRECTOR'S FEES DEFERRAL PLAN
                                 RESTATED


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.


                  Originally adopted by the Board:        December 2, 1993
                  Incorporates Amendment No. 1 Adopted:   September 9, 1996
                  Effective:                              October 1,1996




(PAGE9)
                              PRAXAIR, INC.
                        DIRECTOR'S FEES DEFERRAL PLAN



Section 1.  Purpose, Participation

  	(a)	Purpose. The purpose of this Director's Fees Deferral Plan
(the "Plan") is to enable Praxair, Inc. (the "Corporation") to attract and retain Directors of outstanding ability by providing them with a mechanism to defer and accumulate Director's fees, meaning (1) the retainer, (2) fees for attendance at meetings of the Board of Directors and Board committees of the Corporation, (3) fees for additional or special services as Directors and (4) other compensatory payments made to Directors by the Corporation in connection with their service as Directors.

  	(b)	Participation  This Plan extends to Directors of the
Corporation not employed by the Corporation or any subsidiary.


Section 2.  Payment of Deferred Amounts

  	(a)	Deferral Election.  At any time prior to the beginning of a
calendar year, a Director may elect that all or any specified portion of the Director's fees to be earned during such calendar year be credited to a Director's Cash Account, a Director's
Stock Unit Account and/or a Director's Discounted Stock Unit
Account maintained on such Director's behalf in lieu of payment
(a "Deferral Election").  A Director may also make a Deferral
Election during the 30 days following the date on which a Director first becomes eligible to receive Director's fees, although any Deferral Election made pursuant to this sentence will apply only to all or any specified portion of the Director's fees earned thereafter. Each Deferral Election must be submitted to the Secretary of the Corporation in writing, and will be deemed to authorize deferral to only a Director's Cash
Account except to the extent deferral to a Director's Stock Unit
Account or a Director's Discounted Stock Unit Account is expressly specified.

(PAGE10)

  	(b)	Effect of Deferral Election.  Pursuant to such Deferral
Election, the Corporation (i) will not pay the Director's fees covered thereby and (ii) will make payments in accordance with the Deferral Election and this Section 2.

   (c)	Payment Commencement Event.  At the time of making the
Deferral Election, a Director will designate as a "Payment Commencement Event" either (1) the termination of the Director's service as a Director of the Corporation (or any successor) or
(2) the Director's attainment of an age, not to exceed 75, specified by the Director so long as, with respect to payment of a Director's Discounted Stock Unit Account, it does not result in payment prior to the Director's termination of service as a Director. A Director may also elect that notwithstanding any other election made by him pursuant to this Section 2, in the event that the Director terminates service as a Director of the Corporation within one year following a "Change of Control" (as defined in Section 5(h)), the Payment Commencement Event for payments from a deferral account will be the termination of the Director's service as a Director.

  	(d)	Payment.  Payment of amounts deferred pursuant to the
Deferral Election will commence on the last business day of the calendar quarter in which the Payment Commencement Event (either as originally designated or as deferred pursuant to clause (1) of Section 2(e)) occurs. Payments from a deferral account will be made in a lump sum (in cash or stock as provided in this Plan) unless a timely election of an installment payment schedule pursuant to clause (2) of Section 2(e) has been made.

   (e)	Additional Deferrals.  A Director may also (1) elect to
defer the Payment Commencement Event to a later date specified by the Director (but not later than attainment of age 75), and/or (2), for Payment Commencement Events other than a Change of Control, elect that (i) payment from the Director's Cash Account be made in a number of approximately equal annual cash installments, and/or (ii) payment from the Director's Stock Unit Account and the Director's Discounted Stock Unit Account be made in a number of annual installments, each of an approximately equal number of Stock Units. Such installment payments shall be made over a period of time specified by the Director, but not to exceed 15 years. Such elections may be made at any time until 12 months before the Payment Commencement Event designated pursuant to Section 2(c) . Each such election must be submitted to the Secretary of the Corporation in writing. A Director may make no more than one election pursuant to clause (1) in any calendar year. An election of an installment payment schedule pursuant to clause (2) is irrevocable except as provided in
Section 2(g).

  	(f)	Renewal of Elections. Once a Deferral Election and
designation of a Payment Commencement Event has been made, it will be automatically applied to Director's fees earned in all subsequent calendar years unless the Director changes or revokes either such election or designation. Each such change or revocation must be submitted to the Secretary of the Corporation in writing. However, except as provided in Section 2(e), each Deferral Election and designation of Payment Commencement Event is irrevocable as to Director's fees earned prior to the calendar year next following any change or revocation.

(PAGE11)

  	(g)	Renewal of Installment Election.  An election of an
installment payment schedule will automatically apply to amounts credited to a deferral account in each succeeding calendar year unless, prior to the commencement of such calendar year, the Director elects to change or revoke such installment payment schedule election, in which case his/her new election will control only with respect to amounts credited during calendar years following such new election.

  	(h)	Disability.  In the event a Director becomes disabled, the
payment commencement date and/or payment schedule with respect to a balance in a deferral account may be accelerated by the Plan Committee, in its sole discretion. 'Disabled' means unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.

  	(i)	Death.  A Director may designate a beneficiary (and change
such beneficiary, from time to time) for payment of any balance of the deferral account at the Director's death. Upon a Director's death, any balance in the deferral account (including amounts credited to such account as specified in Section 3(b) and Section 4(b)) will be paid to the deceased Director's beneficiary at the end of the first calendar quarter which ends at least 30 days after the Director dies. If no beneficiary has been designated, the Director's estate will be deemed the beneficiary, and any payments pursuant to this Section 2(i) will be paid, either at the end of the first calendar quarter which ends at least 30 days after appointment of the deceased
Director's legal representative, or such earlier date as may be determined by the Plan Committee, in its sole discretion.

   (j)	Mandatory Deferrals.   The Board of Directors may, from time
to time, determine that certain payments made to Directors shall be mandatorily deferred under this Plan. If, in conjunction with such determination, the Board specifies the deferral account(s) to which such payment shall be credited or the Payment Commencement Event applicable to such deferral, then such specifications shall be applied to the deferral as if the recipient Director had made a timely Deferral Election with respect to such payment under Section 2(a) and had designated a Payment Commencement Event under Section 2(c). With respect to any such mandatory deferral, the Board may also specify restrictions on changes or revocations of Deferral Elections (or deemed Deferral Elections) and Payment Commencement Event designations under Section 2(f), in which event Section 2(f) shall be inoperative as to such mandatory deferral to the extent of the specified restrictions.

Section 3.  Credits and Debits to Director's Cash Account

  	(a)	Principal.  The Corporation will create and maintain on its
books a Director's Cash Account for each Director who has made a Deferral Election to such an account under Section 2(a). The
Corporation will credit to such account the amount of any Director's fee which would have been paid to the Director, but which is not pursuant to such Deferral Election, as of the date the fee would have otherwise been payable.

(PAGE12)

  	(b)	Interest.  At the end of each calendar quarter, regardless
of whether any other credits are then made to the Director's
Cash Account or whether the Director is then a Director, the Corporation will also credit to the Director's Cash Account a sum which is equal to the product of (i) the average daily balance in the Director's Cash Account for the quarter (without regard to any debits made at the end of such quarter), times
(ii) one-fourth of the annual Base Rate (prime rate) for corporate borrowers quoted by Morgan Guaranty Trust Company of New York as of the first business day of the quarter.

  	(c)	Debits.  At the end of each calendar quarter, the
Corporation will make a payment if required under the payment schedule for such Director's Cash Account and will debit the Director's Cash Account for the amount thereof. Payment with respect to a Director's Cash Account will be in cash only.

  	(d)	Mid-quarter Payments.  If Payment is to be made other than
at the end of a calendar quarter in accordance with a determination pursuant to Section 2(h) or to Section 2(i), prior to such payment, the Corporation will credit to the Director's Cash Account an amount equal to the product of (i) the average daily balance In the Director's Cash Account for the period from the beginning of the calendar quarter to the date of payment (without regard to any debits to be made upon such payment), times (ii) a fraction of the annual Base Rate (prime rate)  for corporate borrowers quoted by Morgan Guaranty Trust
Company of New York as of the first business day of the quarter, the numerator of which is the number of days in the period described in clause (i), and the denominator of which is 365.

Section 4.  Credits and Debits to Director's Stock Unit Account

  	(a)	Stock Units.  The Corporation will create and maintain on
its books a Director's Stock Unit Account for each Director who has made a Deferral Election under Section 2(a) and expressly specifies deferral to such an account. The Corporation will credit to such account the number of Stock Units equal to the number of shares of the Corporation's common stock that could be purchased with the amount of any Director's fee which would have been paid to the Director, but which is not pursuant to such Deferral Election, as of the date the fee would have otherwise been payable. The number of Stock Units will be calculated to three decimals by dividing the amount of the Director's fee as to which a Director's Stock Unit Account Deferral Election was made by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the date the fee would have otherwise been payable.

  	(b)	Dividends.  As of the date any dividend is paid to holders
of shares of the Corporation's common stock, each Director's
Stock Unit Account, regardless of whether the Director is then a Director, will be credited with additional Stock Units equal to the number of shares of the Corporation's common stock that could have been purchased with the amount which would have been paid as dividends on that number of shares (including fractions of a share to three decimals) of the Corporation's common stock equal to the number of Stock Units attributed to such Director's
Stock Account as of the record date applicable to such dividend.
The number of additional Stock Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the closing price of the Corporation's common stock as reported on the New York Stock
Exchange as of the date the dividend would have been paid. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Plan Committee.

(PAGE13)

  	(c)	Debits and Calculation of Payments.  The Corporation will
debit the Director's Stock Unit Account for Stock Units as required under the payment schedule for such Director's Stock
Unit Account. Payment with respect to whole Stock Units will be in shares of the Corporation's common stock only, at the rate of one share of common stock per Stock Unit. With respect to fractional Stock Units, payment will be made in cash only, and calculated by multiplying the fractional number of the Stock
Unit to be debited by the closing price of the Corporation's common stock as reported on the New York Stock Exchange as of the last business day of the week preceding the week of the date the Stock Units are payable. Should payment with respect to Stock Units be made after the record date, but before the payment date applicable to a dividend paid to holders of shares of the Corporation's common stock, Stock Units credited a Director's Stock Unit Account in consequence of such dividend payment will be calculated as cash payments and paid within thirty days of such credit.

  	(d)	Adjustment.  If at any time the number of outstanding
shares of the Corporation's common stock is increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Units with which each Director's Stock Unit Account is credited will be increased in the same proportion as the outstanding number of shares of the Corporation's common stock is increased. If the number of outstanding shares of common stock is decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Units with which each Director's
Stock Unit Account is credited will be decreased in the same proportion as the outstanding number of shares of the Corporation's common stock is decreased. In the event the Corporation is consolidated with or merged into any other corporation and holders of shares of the Corporation's common stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Director's Stock Unit Account, in lieu of the extant Stock
Units, new Stock Units in an amount equal to the product of the number of shares of capital stock exchanged for one share of the Corporation's common stock upon such consolidation or merger, and the number of Stock Units with which such account then is credited. If, in such a consolidation or merger, holders of shares of the Corporation's common stock receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Plan Committee will determine any appropriate change in Director's Stock Unit Accounts.

Section 4A.  Credits and Debits to Director's Discounted Stock
Unit Account

 		Director's Discounted Stock Unit Accounts shall be established and administered in the same manner as Director's Stock Unit
Accounts as set forth in Section 4 such that all references therein to a "Director's Stock Unit" may be substituted with "Director's Discounted Stock Unit Account"; provided, however, that, in the case of such substitution, the calculation of Stock
Units to be credited upon deferral of a Director's fee pursuant to Section 4(a) and upon crediting of dividend equivalents pursuant to Section 4(b) and the last sentence of Section 4(c) shall be based on the applicable closing price of the Corporation's common stock less ten percent (10%).

(PAGE14)

Section 5.  Unfunded Arrangement

  	(a)	Neither this Plan nor any deferral account will be funded;
a deferral account and all entries thereto constitute bookkeeping records only and do not relate to any specific funds or shares of the Corporation. Payments due with respect to balances in a deferral account will be made from the general assets of the Corporation, and the right of any participant to receive future payments under this Plan's provisions will be an unsecured claim against such assets.

Section 6.  Administration

  	(a)	Plan Committee.  The Plan will be administered by a Plan
Committee, which will be the Public Policy and Nominating
Committee of the Board of Directors of the Corporation, or such other Committee as may be appointed by the Board of Directors of the Corporation, and may include Directors who have elected to participate in the Plan. No member of the Plan Committee will be liable for any act done or determination made in good faith.

  	(b)	Committee Determination Final.  The construction and
interpretation of any provision of the Plan by the Plan
Committee, and a determination by the Plan Committee of the amount of any deferral account, will be final and conclusive.

  	(c)	Amendments.  The Corporation, subject to approval of its
Board of Directors, reserves the right to terminate, modify or amend this Plan, effective prospectively as of the first day of any calendar quarter; provided, however, that the Plan will not be subject to termination, modification or amendment with respect to any balance of a deferral account and rights therein, including the right to future interest pursuant to
Section 3(b) and future dividends pursuant to Section 4(b), unless the affected Director consents.

  	(d)	Non-Alienation.  No Director (or estate of a Director) will
have power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder;
nor will any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

  	(e)	Expenses.  The expenses of administering the Plan will be
borne by the Corporation and not be charged against any deferral account.

  	(f)	Withholding.  The Corporation may deduct from all cash
payments any taxes required to be withheld with respect to such payments. In order to enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of payments made hereunder in the form of stock, a Director shall pay the Corporation the amount of tax to be withheld or may elect to satisfy such obligation by having the Corporation withhold shares that otherwise would be delivered to the Director pursuant to the deferral account payment for which the tax is being withheld, by delivering to the Corporation other shares of common stock of the Corporation owned by the Director prior to the payment date, or by making a

(PAGE15)

payment to the Corporation consisting of a combination of cash and such shares of common stock. Such an election shall be made prior to the date to be used to determine the tax to be withheld. The value of any share of common stock to be withheld by, or delivered to, the Corporation pursuant to this Section 6(f) shall be the closing price of the Corporation's common stock as reported on the New York Stock Exchange on the date to be used to determine the amount of tax to be withheld.

  	(g)	Effect of IRS Determination.  If any amounts deferred
pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by a Director prior to payment of such amounts from his/her deferral account, such amounts will be immediately paid to such Director, notwithstanding elections pursuant to Section 2.

  	(h)	Change of Control.  A "Change of Control" will  be deemed
to have occurred if:

     		(i)  	a change in control of the  Corporation would be
required to be reported in response to Item 1 (a) of the Current
Report on Form 8-K, as in effect on the date set forth below , pursuant to Sections 13 or 15 (d) of the Exchange Act, whether or not the Corporation is then subject to such reporting requirement;

    		(ii) 	there is consummated (x) any consolidation or
merger of the Corporation in which the Corporation is not the continuing or surviving company or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's common stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving company immediately after the merger; or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, provided, that the divestiture of less than substantially all of the assets of the Corporation in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, is not a Change in Control;

    		(iii) 	any 'person' within the meaning of Sections 13(d)(3)
and 14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date set forth below, (x) becomes the 'beneficial owner' as defined in Rule 13d-3 of more than 20% of the then outstanding voting securities of the Corporation, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board; or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Corporation or for any other matter or question, more than 20% of the then outstanding voting securities of the Corporation, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

    		(iv)	if during any period of twenty-four consecutive months,
Present Directors and New Directors cease for any reason to constitute a majority of the Board. For those purposes, 'Present Directors' means individuals who, at the beginning of such consecutive twenty-four month period, were members of the Board of Directors and 'New Directors' means any director whose election by the Board or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Present Directors or New Directors; or

(PAGE16)

   		(v)	any 'person' within the meaning of Sections 13(d)(3) and
14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date set forth below, that is the 'beneficial owner' as defined in Rule 13d-3 of 20% or more of the then outstanding voting securities of the Corporation commences soliciting proxies from the Corporation's shareholders.

   	Notwithstanding the foregoing, Present Directors and New
Directors may, by two-thirds vote of such Directors, declare that a given transaction is not a Change in Control of the Corporation for purposes of this Plan.

   	(i)	Stock Unit Status.  Stock Units are not, and do not
constitute, shares of the Corporation's common stock, and no right as a holder of shares of the Corporation's common stock devolves upon a Director by reason of participation in this Plan.

    IN WITNESS WHEREOF, Praxair, Inc. has caused this document to be executed as of the 1st day of October, 1996.



                           						PRAXAIR, INC.





                        			By	      /s/ David H. Chaifetz
                             							D. H. Chaifetz
                            					 		Vice President, General Counsel
                                    and Secretary





(PAGE17)

                                                       Exhibit 23.1


                 Consent of Independent Accountants

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 5, 1996, which appears on page 41 of the Annual Report to Shareholders of Praxair, Inc., which is incorporated by reference in Praxair, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995.



PRICE WATERHOUSE LLP

Stamford, Connecticut
December 13, 1996


(PAGE18)

             Consent of Independent Public Accountants



  As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our reports dated February 14, 1996 and February 6, 1995 (except with respect to the matter discussed in Note 6, as to which the dated is March 2, 1995) on the consolidated financial statements of CBI Industries, Inc. and subsidiaries included in the Current Report of Praxair, Inc. on Form 8-K filed March 1, 1996 and January 16, 1996, respectively, and to all references to our Firm included in this registration statement.


Arthur Andersen LLP

Chicago, Illinois
December 13, 1996